Exhibit 10.41.5

                    CONSULTING AGREEMENT

This Consulting Agreement is entered into as of the 21st day of December, 2002, between Northeast Utilities Service Company ("the Company") and Bruce D. Kenyon ("Consultant").

1. Independent Contractor. Subject to the terms and conditions of this Consulting Agreement, the Company hereby engages Consultant as an independent contractor, within the scope and meaning of the Internal Revenue Code and Connecticut common law, to perform the services set forth herein, and the Consultant hereby accepts such engagement under these terms. This Consulting Agreement shall not render Consultant an employee, partner, agent of, or joint venturer with the Company for any purpose. Consultant is and will remain an independent contractor in his relationship to the Company.

2. Scope of Consulting Services. Pursuant to this Agreement, Consultant will serve as the Northeast Utilities ("NU") system's lead in managing NU's residual nuclear responsibilities, including, but not limited to, serving as Chairman of the Connecticut Yankee Atomic Power Company ("CY") and Yankee Atomic Electric Company ("YA") Boards of Directors and their Executive Committees, serving as a member of the Maine Yankee Atomic Power Company ("MY") Board of Directors and its Executive Committee, and serving as a member of the Vermont Yankee Nuclear Power Corporation ("VY") Board of Directors. Consultant will take direction from and provide a monthly written report suitable for review by NU's Board of Trustees, as well as providing verbal updates regarding significant matters to CEO and President - Utility Group, as appropriate. Finally, Consultant will be responsible for providing such services related to the NU system's nuclear responsibilities as may be requested from time to time by the NU CEO.

3. Term of Consulting Agreement. The Consultant agrees to provide the aforementioned services to the Company for a period of twenty-four months, beginning January 1, 2003, and ending December 31, 2004. The Company may extend this agreement for up to one additional year, with mutual agreement of Consultant, under the same terms and conditions set forth herein, by giving notice to Consultant at least 60 days in advance of December 31, 2004.

4. Consulting Fees. Consultant shall receive for his services $20,000 per month. If Consultant provides services for more than eight days per month in aggregate for a twelve month period (or shorter period if renewal is for fewer than twelve months), then Consultant shall receive for his services total payments excluding expenses at a rate of $2,500.00 per day or portion of a day. The Company will pay monthly $20,000 Consultant's fees within fifteen days after the end of each month and will pay for days exceeding ninety-six days per year within fifteen days of the receipt of the corresponding invoices from Consultant. The Company shall not be responsible for withholding taxes with respect to Consultant's fees hereunder and shall issue to the Consultant an IRS Form 1099 for any fees paid to Consultant hereunder. Consultant acknowledges and agrees that he shall remain fully responsible for the payment of any and all taxes arising out of the payment terms of this Consulting Agreement. Consultant shall have no claim against the Company hereunder for vacation pay, sick leave pay, retirement benefits, social security, worker's compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

5. Expenses. Within one month of the effective date of this Agreement, the Company shall pay to Consultant the sum of Twenty-Five Thousand Dollars ($25,000.00), which sum is intended to compensate Consultant for all expenses incurred in performance of his duties under this Agreement for the first year of its term, with the exception of travel costs to or from a location outside the New England region. A similar payment will be made in the first month of the second year of the term of this Agreement. For costs associated with travel outside the New England region, Consultant shall bill the Company for, and the Company shall reimburse him for, all reasonable and approved out-of-pocket expenses that are incurred in connection with such travel necessitated by the performance of Consultant's duties hereunder.

6. Use of Company Equipment. The Company will provide to Consultant, throughout the term of this Agreement, the use of a computer, telephone, facsimile machine, and copy machine, as well as other equipment that is reasonably necessary for Consultant to perform his duties under this Agreement. All such equipment will remain the property of the Company.

7. Confidentiality/Nondisclosure of Information: Consultant agrees that, during the term of this Agreement and at all times thereafter, the Consultant will not, either directly or indirectly, divulge, disclose or communicate to any person, firm, business, utility, association, partnership or corporation, any confidential or proprietary information or studies prepared by, for, or on behalf of the NU system, including, without limiting the generality of the foregoing, the names of any of the NU system's actual or prospective suppliers and/or customers, or the prices at which any company in the NU system sells or purchases, has sold or purchased, or potentially may sell or purchase power or fuel, marketing or financial studies, marketing or financial strategies, energy delivery or energy management studies, or any other information of, about, or concerning the business, business plans, or strategies of NU system companies that have been identified as confidential or proprietary and are not in the public forum, except with NU's prior, written consent. Consultant further agrees not to use any such information other than for the direct benefit of NU.

8. Conflicts of Interest. During the term of this Consulting Agreement, the Consultant shall devote as much of his productive time, energy and abilities to the performance of his duties hereunder as is necessary to perform the required duties in a timely and productive manner. The Consultant is expressly free to perform services for other parties while performing services for the Company.

9. Indemnification. The Company shall indemnify, defend, and hold Consultant harmless from and against any and all costs (including but not limited to reasonable litigation expenses and attorney's fees), settlements, judgments, liabilities, fines, penalties or damages whatsoever arising out of claims of third parties for which Consultant may become liable by reason of the performance of duties required by this Consulting Agreement, except, however, that such indemnification, duty to defend, and hold harmless obligations shall not extend or pertain to instances of gross negligence or intentional or willful misconduct. Except as covered in the preceding sentence, Consultant agrees to indemnify and forever hold the Company, its parent, and all other member companies of the Northeast Utilities holding company system and their respective trustees, officers, directors and employees, harmless for any damage and/or personal injury to Consultant resulting from or in any way connected with Consultant's work for the Company under this agreement.

10. Equitable Relief. The parties hereto acknowledge that the services to be rendered by Consultant under this Consulting Agreement and the rights and privileges granted to the Company under the Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by Consultant of any of the provisions of this Agreement will cause the Company irreparable injury and damage.

11. Termination. The Company may terminate this Agreement and the engagement of Consultant hereunder upon written notice to Consultant at any time and for any reason. In the event of such termination other than for "cause" as set forth below, the Company will pay Consultant the remaining amounts due under this Consulting Agreement for the remainder of its term. If Consultant is convicted of any crime or offense, fails or refuses to comply with the written policies or reasonable directive of the Company, is guilty of serious misconduct in connection with performance hereunder, or materially breaches any provision of this Consulting Agreement, the Company may terminate this Consulting Agreement for cause and, after compensating Consultant for his services rendered through the termination date, will have no further obligations to Consultant under this Consulting Agreement. Consultant may terminate this agreement if, for reasons beyond Consultant's control, Consultant is unable to fulfill the obligations of this Agreement. In the event that Consultant terminates this Agreement, the Company, after compensating Consultant for his services rendered through the termination date, will have no further obligations to Consultant under this Consulting Agreement.

12. Successors and Assigns. All of the provisions of this Consulting Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

13. Choice of Law. The laws of the state of Connecticut shall govern the validity of this Consulting Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

14. Arbitration. Any controversies arising out of the terms of this Consulting Agreement or its interpretation shall be submitted to binding arbitration pursuant to the rules and procedures of the American Arbitration Association in the State of Connecticut. The decision of the arbitrator shall be final and binding, and the arbitrator shall be authorized to award the prevailing party that party's reasonable attorneys' fees and costs, including that party's share of the arbitrator's fees, incurred in connection with the arbitration.

15. Waiver. Waiver by one party hereto of breach of any provision of this Consulting Agreement by the other shall not operate or be construed as a waiver of any other provision of this Consulting Agreement.

16. Assignment. Consultant shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.

17. Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made: (1) by the Company, if mailed certified mail, return receipt requested, to: Bruce D. Kenyon, 16 Sandpiper Point Road, Old Lyme, CT 06371; and (2) by Consultant, if mailed certified mail, return receipt requested, to Northeast Utilities Service Company, P.O. Box 270, Hartford, CT 06141.

18. Complete Agreement/Modification or Amendment. This is the complete agreement between the parties. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

19. Unenforceability of Provisions. If any provision of this Consulting Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Consulting Agreement shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.


NORTHEAST UTILITIES                BRUCE D. KENYON
     SERVICE COMPANY


By: /s/ Michael G. Morris         /s/ Bruce D. Kenyon
Its: Chairman, President
     and CEO